Mason Street Funds, Inc.
NSAR Filing
September 30, 2000


Sub Item 77O:  Transactions effected pursuant to Rule 10f-3


OFFERINGS PURCHASED BY MASON STREET FUNDS IN WHICH
R.W. BAIRD WAS IN UNDERWRITING GROUP*


                                        ------NML PARTICIPATION------
    ISSUE/                       OFFER. SELLING      TOTAL &  % OF
    ACCOUNT                      PRICE  CONCESSION   (000)    OFFERING

    AT&T WIRELESS GROUP TRACKING STOCK
        MSF - GROWTH STOCK       $29.50     $0.50     $118    0.00%
        MSF - ASSET ALLOC                               27    0.00%

    SONIC INNOVATIONS
         MSF - SMALL CAP GRWTH   $14.00     $0.58     $ 14    0.03%
         MSF - ASSET ALLOC                              10    0.02%

    STORAGE NETWORKS
        MSF - SMALL CAP GRTH     $27.00     $1.13     $ 14    0.01%
        MSF - GROWTH STOCK                              84    0.03%
        MSF - ASSET ALLOC                               11    0.00%

    AXCELIS TECHNOLOGIES INC
        MSF - GROWTH STOCK       $22.00     $0.80     $172    0.05%
        MSF - ASSET ALLOC                               44    0.01%

    ENTRAVISION COMMUNICATIONS
        MSF - SMALL CAP GRTH     $16.50     $0.62     $ 10    0.00%
        MSF - ASSET ALLOC                                7    0.00%
        MSF - AGGR GROWTH                               76    0.01%

    MAINSPRING
        MSF - SMALL CAP GRTH     $12.00     $0.50     $  7    0.01%
        MSF - ASSET ALLOC                                5    0.00%

    CO SINE COMMUNICATIONS
        MSF - SMALL CAP GRTH     $23.00     $0.96     $ 32    0.01%
        MSF - ASSET ALLOC                               18    0.01%



*All companies have been in existence for 3 years
NML complied with the 2 day waiting period for each offering post trade date No shares were designated to Baird by NML for all offerings